Exhixbit 4.3

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE BORROWER.  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. 2         $1,000,000

Date:  November 3, 2003

AEROGEN, INC.
SECURED CONVERTIBLE DEBENTURE DUE MARCH 1, 2004

THIS DEBENTURE is one of a series of duly authorized and issued debentures of Aerogen, Inc., a Delaware corporation (the “Borrower”), designated as its Secured Convertible Debentures due March 1, 2004, in the aggregate principal amount of up to One Million Dollars ($1,000,000) (the “Debentures”).

FOR VALUE RECEIVED, the Borrower promises to pay to the order of SF Capital Partners, Ltd. or its registered assigns (the “Holder”), the principal sum of One Million Dollars ($1,000,000), on March 1, 2004 (the “Maturity Date”), or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Debenture in accordance with the provisions hereof. All holders of Debentures are referred to collectively, as the “Holders.”  This Debenture is subject to the following additional provisions:

1.                                       Definitions.                                  In addition to the terms defined elsewhere in this Debenture: (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Loan and Securities Purchase Agreement, dated as of September 9, 2003, among the Borrower and the lenders identified therein (the “Loan Agreement”), and (b) the following terms have the meanings indicated below:

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Lenders.

“Common Stock Equivalents” means any securities of the Borrower or a subsidiary thereof which entitle the holder thereof to acquire Common Stock at any time, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock or other securities that entitle the holder to receive, directly or indirectly, Common Stock.

“Borrower Prepayment Price” for any Debentures which shall be subject to prepayment pursuant to Section 11, shall equal the sum of: (i) 110% of the principal amount of Debentures to be prepaid, and (ii) all accrued and unpaid interest on the principal amount of the Debentures to be prepaid.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) under the Exchange Act) of more than one-half of the voting rights or equity interests in the Borrower; (ii) a replacement of more than one-half of the members of the Borrower’s board of directors in a single election of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors previously approved by such individuals); (iii) a merger or consolidation of the Borrower or any Subsidiary or a sale of all or substantially all of the assets of the Borrower (other than any sale, transfer, license or lease of assets relating to Borrower’s insulin inhaler product and related technology or the MIA Assets pursuant to the MIA Term Sheet indicated in Section 6.3(f) of the Purchase Agreement) in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Borrower’s securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Borrower or any Subsidiary that constitutes or results in a transfer of more than one-half of the voting rights or equity interests in the Borrower, unless following such transaction or series of transactions, the holders of the Borrower’s securities prior to the first such transaction continue to hold at least one-half of the voting rights and equity interests in the surviving entity or acquirer of such assets; (v) consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Borrower, or (vi) the execution by the Borrower or its controlling shareholders of an agreement providing for or reasonably likely to result in any of the foregoing events.

“Conversion Date” means the date a Conversion Notice together with the Conversion Schedule is delivered to the Borrower in accordance with Section 5(a).

“Conversion Notice” means a written notice in the form attached hereto as Exhibit A.

“Conversion Price” means three dollars and twenty eight cents ($3.28), subject to adjustment from time to time pursuant to Section 12.

“Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq Small Cap Market.

“Event of Default” means any one of the following events  (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)                 any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Debentures, within five (5) Trading Days of the date when due and payable (whether on a Conversion Date, the Maturity Date or by acceleration or prepayment or otherwise).

(ii)              the Borrower or any Subsidiary defaults in any of its obligations under any other debenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there has been issued, or by which there has been secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Borrower or any Subsidiary in an amount exceeding $150,000, whether such indebtedness now exists or is hereafter created, and such default results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

(iii)           the occurrence of a Change of Control transaction.

(iv)          the incurrence by the Borrower of any debt obligation that is senior in right of payment to the Debentures other than Permitted Indebtedness (as defined in the Security Agreement), or otherwise secured by any of the assets, income or properties of the Borrower, other than Permitted Liens.

(v)             the payment by the Borrower of any dividends or distributions of assets, properties or cash to any Person that is outside of the ordinary course of the Borrower’s business and not consistent in amount and type with prior practice as disclosed in SEC Reports.

(vi)          the occurrence and continuance of any event of default (whether or not declared) under any Debentures.

(vii)            the Borrower defaults in the timely performance of any  obligation under the Transaction Documents and such default continues uncured for a period of ten Trading Days after the date on which written notice of such default is first given to the Borrower by the Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within ten Trading Days).

(viii)              any of the Borrower’s representations and warranties set forth in the Loan Agreement shall be incorrect as of the Original Issue Date and result in a Material Adverse Effect.

(ix)                      the occurrence of a Bankruptcy Event (as defined in the Purchase Agreement).

(x)                         the Common Stock: (i) is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of three Trading Days (which need not be consecutive Trading Days), and (ii) is not traded in the over-the-counter market, as reported by the OTC Bulletin Board, or quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

(xi)                      the Borrower fails to deliver a stock certificate evidencing Underlying Shares to a Holder within ten Trading Days after a Conversion Date or the conversion rights of the Holders pursuant to the terms hereof are otherwise suspended for any reason.

(xii)                   the Borrower fails to deliver a stock certificate evidencing Warrant Shares to a Holder within ten Trading Days after an Exercise Date (as defined in the Warrants) or the exercise rights of the Holders pursuant to the terms thereof are otherwise suspended for any reason.

(xiii)                the Borrower fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue Underlying Shares upon any conversion of Debentures hereunder or to issue Warrant Shares upon an exercise of the Warrants.

(xiv)               the Borrower fails to make any cash payment required under the Transaction Documents (including, without limitations, as prepayment hereunder) and such failure is not cured within five Trading Days after notice of such default is first given to the Borrower by a Lender.

(xv)                  the initial Registration Statement to be filed pursuant to the Registration Rights Agreement shall not be declared effective by the Commission by the 60th day following the applicable Effectiveness Date (as defined in the Registration Rights Agreement).

“Original Issue Date” means the date of the first issuance of any Debentures, regardless of the number of transfers of any particular Debenture.

“Registration Statement” shall have the meaning set forth in the Loan Agreement.

“Security Agreements” shall have the meaning set forth in the Loan Agreement.

“Trading Day” means: (a) a day on which the shares of Common Stock are traded on an Eligible Market, or (b) if the shares of Common Stock are not listed on an Eligible Market, a day on which the shares of Common Stock are traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the shares of Common Stock are not quoted on the OTC Bulletin Board, a day on which the shares of Common Stock are quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, that in the event that the shares of Common Stock are not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean a business day.

“Underlying Shares” means the shares of Common Stock issuable upon conversion of the Debentures and payment of interest thereunder.

2.                                       Interest.  The Borrower shall pay interest to the Holder in cash on the aggregate unconverted and then outstanding principal amount of this Debenture (including any interest added to such principal in accordance with this Section 2) at the rate of 10% per annum, payable on the Maturity Date or such earlier date as this Debenture is required or permitted to be repaid as provided hereunder.  Interest shall be calculated on the basis of a 360-day year and shall accrue daily commencing on the Original Issue Date.

3.                                       Registration of Debentures.  The Borrower shall register the Debentures upon records to be maintained by the Borrower for that purpose (the “Debenture Register”) in the name of each record Holder thereof from time to time. The Borrower may deem and treat the registered Holder of this Debenture as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary.

4.                                       Registration of Transfers and Exchanges.  The Borrower shall register the transfer of any portion of this Debenture in the Debenture Register upon surrender of this Debenture to the Borrower at its address for notice set forth herein. Upon any such registration or transfer, a new Debenture, in substantially the form of this Debenture (any such new debenture, a “New Debenture”), evidencing the portion of this Debenture so transferred shall be issued to the transferee and a New Debenture evidencing the remaining portion of this Debenture not so transferred, if any, shall be issued to the transferring Holder. The acceptance of the New Debenture by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Debenture. The Borrower agrees that its prior consent is not required for the transfer of any portion of this Debenture.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

5.                                       Conversion.

(a)                                  At the Option of the Holder.  All or any portion of the principal amount of this Debenture then outstanding together with any accrued and unpaid interest thereunder shall be convertible into shares of Common Stock at the Conversion Price (subject to limitations set forth in Section 5(b)), at the option of the Holder, at any time and from time to time from and after the Original Issue Date. The Holder may effect conversions under this Section 5(a), by delivering to the Borrower a Conversion Notice together with a schedule in the form of Schedule 1 attached hereto (the “Conversion Schedule”). If the Holder is converting less than all of the principal amount represented by this Debenture, or if a conversion hereunder may not be effected in full due to the application of Section 5(b), the Borrower shall honor such conversion to the extent permissible hereunder and shall promptly deliver to the Holder a Conversion Schedule indicating the principal amount which has not been converted.

(b)                                 Certain Conversion Restrictions.

(i)                Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by a Holder upon any conversion of Debentures (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion).  For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a merger, sale or other business combination or reclassification involving the Borrower as contemplated herein.  This restriction may not be waived.

(ii)             Notwithstanding anything to the contrary in this Debenture, including without limitation any adjustments to the Conversion Price pursuant to Secion 12(c) below, if the Borrower has not previously obtained Shareholder Approval (as defined below), then the Borrower may not issue shares of Common Stock in excess of the Issuable Maximum at a Conversion Price below the Closing Price on the Trading Day immediately preceding the Original Issue Date, upon conversions of this Debenture. The “Issuable Maximum” means a number of shares of Common Stock equal to 821,128, less any shares of Common Stock previously issued upon exercise of any Warrants issued to the Holder at an exercise price below the Closing Price on the Trading Day immediately preceding the Original Issue Date.  If on any Conversion Date: (A) the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding principal amount of  Debentures would exceed the Issuable Maximum on such date, and (B) the Borrower shall not have previously obtained the vote of shareholders, as may be required by the applicable rules and regulations of the Nasdaq (or any successor entity or any other Eligible Market on which the Company’s securities then trade), applicable to approve the issuance of shares of Common Stock  in excess of the Issuable Maximum pursuant to the terms hereof (the “Shareholder Approval”), then, the Borrower shall issue to the Holder a number of shares of Common Stock equal to the Issuable Maximum and, with respect to the remainder of the principal amount of Debentures then held by the Holder for which a conversion would result in an issuance of shares of Common Stock in excess of the Issuable Maximum (the “Excess Principal Amount”), the Holder shall have the right to require the Borrower to either: (1) seek Shareholder Approval as soon as possible, but in any event not later than the 90th day after such request, or (2) pay cash to the Holder, in an amount equal to the then outstanding principal under this Debenture (and accrued and unpaid interest thereon).  If a Holder shall have elected the first option pursuant to the immediately preceding sentence and the Borrower shall have failed to obtain the Shareholder Approval on or prior to the 90th day after such request, then within three (3) days of such 90th day, the Borrower shall pay cash to such Holder an amount equal to outstanding principal under this Debenture (and accrued and unpaid interest thereon).  The Borrower and the Holder understand and agree that shares of Common Stock issued to and then held by the Holder as a result of conversions of Debentures shall not be entitled to cast votes on any resolution to obtain Shareholder Approval pursuant hereto.

(c)                                  Unconverted Portion of Debentures. If on any prepayment date or in connection with repayment of outstanding principal amount of this Debenture on the Maturity Date, the Holder elects to convert the outstanding principal amount of this Debenture (including any accrued and unpaid interest) to shares of Common Stock under Section 5(a), and any portion that the Holder is unable to convert due to Section 5(b) (the “Debenture Balance”) shall be, at the option of the Holder, repaid in cash at the applicable amount or exchanged for a non-secured and non-interest bearing note in a principal amount equal to the Debenture Balance and which shall be convertible into shares of Common Stock (the “Balance Debenture”).  The Balance Debenture shall have a two (2) year term and a per share conversion price equal to the Conversion Price.  The Balance Debenture shall not contain any anti-dilution or other exercise price adjustments (other than for stock splits, dividends, recombinations and the like) and shall otherwise be in the same form as this Debenture.  The Balance Debenture shall be included within the definition of “Debentures” under the Loan Agreement and the shares of Common Stock issuable upon conversion of the Balance Debenture shall be included within the definition of Registrable Securities (as defined in the Registration Rights Agreement) under the Registration Rights Agreement.

6.                                       Mechanics of Conversion.

(a)                                  The number of Underlying Shares issuable upon any conversion hereunder shall equal the outstanding principal amount of this Debenture to be converted, divided by the Conversion Price on the Conversion Date, plus (if indicated in the applicable Conversion Notice) the amount of any accrued but unpaid interest on this Debenture through the Conversion Date, divided by the Conversion Price on the Conversion Date.

(b)                                 The Borrower shall promptly following a Conversion Date (but in no event later than five Trading Days after such Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate a certificate for the Underlying Shares issuable upon such conversion, free of restrictive legends. The Holder, or any Person so designated by the Holder to receive Underlying Shares, shall be deemed to have become holder of record of such Underlying Shares as of the Conversion Date. The Borrower shall, upon request of the Holder, use its best efforts to deliver Underlying Shares hereunder electronically (via a DWAC) through the Depository Trust Corporation or another established clearing corporation performing similar functions.

(c)                                  The Holder shall not be required to deliver the original Debenture in order to effect a partial conversion hereunder. Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the Debenture and issuance of a New Debenture representing the remaining outstanding principal amount. Upon surrender of this Debenture following one or more partial conversions, the Borrower shall promptly deliver to the Holder a New Debenture representing the remaining outstanding principal amount.

(d)                                 The Borrower’s obligations to issue and deliver Underlying Shares upon conversion of this Debenture in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Borrower or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Borrower to the Holder in connection with the issuance of such Underlying Shares.

(e)                                  If by the fifth Trading Day after a Conversion Date the Borrower fails to deliver to the Holder such Underlying Shares in such amounts and in the manner required pursuant to Section 5, then the Holder will have the right to rescind the Conversion Notice pertaining thereto by giving written notice to the Borrower prior to such Holder’s receipt of such Underlying Shares.

(f)                                    If by the fifth Trading Day after a Conversion Date the Borrower fails to deliver to the Holder the required number of Underlying Shares in the manner required pursuant to Section 5, and if after such fifth Trading Day and prior to the receipt of such Underlying Shares, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Borrower shall: (1) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Underlying Shares that the Borrower was required to deliver to the Holder in connection with the exercise at issue by (B) the Closing Price at the time of the obligation giving rise to such purchase obligation and (2) at the option of the Holder, either void the conversion at issue and reinstate the principal amount of Debentures (plus accrued interest therein) for which such conversion was not timely honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Borrower timely complied with its exercise and delivery obligations hereunder.  The Holder shall provide the Borrower reasonably detailed evidence or written notice indicating the amounts payable to the Holder in respect of the Buy-In.

7.                                       Events of Default.

(a)                                  At any time or times following the occurrence of an Event of Default, the Holder may elect, by notice to the Borrower (an “Event Notice”), to require the Borrower to repurchase all or any portion of the outstanding principal amount of this Debenture and the Warrant held by such Holder, as indicated in the Event Notice, at a repurchase price  equal to 110% of such outstanding principal amount, plus all accrued but unpaid interest thereon through the date of payment.

(b)                                 Upon the occurrence and during the continuance of any Bankruptcy Event, all outstanding unconverted principal and accrued but unpaid interest on this Debenture shall immediately become due and payable in full in cash (free of any claim of subordination), without any further action by the Holder, and the Borrower shall immediately be obligated to repurchase this Debenture pursuant to the preceding paragraph as if the Holder had delivered an Event Notice immediately prior to the occurrence of such Bankruptcy Event.

(c)                                  In connection with any Event of Default, the Holder need not provide and the Borrower hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereto.

8.                                       Ranking.  This Debenture ranks pari passu with all other Debentures (as defined in the Loan Agreement) now or hereafter issued pursuant to the Transaction Documents and is senior to all existing and hereafter created Indebtedness of the Borrower. Other than Permitted Indebtedness, no Indebtedness of the Borrower is senior to this Debenture in right of payment, whether with respect of interest, damages or upon liquidation or dissolution or otherwise. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, that is senior in any respect to the Borrower’s obligations under the Debentures, other than Permitted Indebtedness.

9.                                       Charges, Taxes and Expenses.  Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Debenture shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Borrower; provided, however, that the Borrower shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Debentures in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Debenture or receiving Underlying Shares in respect hereof.

10.                                 Reservation of Underlying Shares.  The Borrower covenants that it will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Underlying Shares as required hereunder, the number of Underlying Shares which are then issuable and deliverable upon the conversion of (and otherwise in respect of) this entire Debenture (taking into account the adjustments of Section 12), free from preemptive rights or any other contingent purchase rights of persons other than the Holder. The Borrower covenants that all Underlying

Shares so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and nonassessable.

11.                                 Prepayment at the Option of the Borrower.

(a)                                  At any time following the Original Issue Date and prior to the Maturity Date, upon delivery of a written notice to the Holder (a “Borrower Prepayment Notice” and the date such notice is delivered by the Borrower, the “Borrower Notice Date”), the Borrower shall be entitled to prepay all or a portion of the principal amount of this Debenture (including accrued and unpaid interest thereunder), for an amount in cash equal to the Borrower Prepayment Price which shall be due on the 10th Trading Day immediately following the Borrower Notice Date.  The Holder may convert any portion of the outstanding principal amount of the Debentures subject to a Borrower Prepayment Notice prior to the date that the Borrower Prepayment Price is due and paid in full.  Once delivered, the Borrower shall not be entitled to rescind a Borrower Prepayment Notice.  Any payment made hereunder by the Borrower shall be applied first: to any liquidated damages owed pursuant to any Transaction Document, second: to accrued and unpaid interest and third: to the principal amount of Debenture subject to prepayment hereunder.

(b)                                 The Borrower Prepayment Price shall be free of any claim of subordination. If any portion of the Borrower Prepayment Price shall not be timely paid by the Borrower, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the Borrower Prepayment Price plus all such interest is paid in full, which payment shall constitute liquidated damages and not a penalty.  In addition, if any portion of the Borrower Prepayment Price remains unpaid after such date, the Holder subject to such prepayment may elect by written notice to the Borrower to invalidate ab initio such Borrower Prepayment Notice with respect to the unpaid amount, notwithstanding anything herein contained to the contrary.  If the Holder makes such an election, this Debenture shall be reinstated with respect to such unpaid amount and the Borrower shall no longer have any prepayment rights under this Section 10.

(c)                                  Any election by the Borrower pursuant to Section 13 of the Security Agreements to sell a portion of the Collateral (as defined in the Security Agreements) at a price (the “Purchase Price”) which shall be equal to or greater than the fair market value of such Collateral (as determined in good faith by the Borrower and the Holder), shall be preceded by the delivery to the Holder of a Borrower Prepayment Notice indicating that a portion of the amount owning in respect of Debentures (including accrued and unpaid interest thereon and unpaid liquidated damages) shall be subject to prepayment pursuant to the terms and conditions of this Section at the Borrower Prepayment Price and the Borrower shall direct that the purchaser of such Collateral deliver the Purchaser Price to the Holder in satisfaction of the Borrower’s obligation to deliver the Borrower Prepayment Price.  Notwithstanding anything herein to the contrary, if, as a potential result of a sale of Collateral pursuant to the immediately preceding sentence, there shall remain an amount owning in respect of Debentures (including accrued and unpaid interest thereon and unpaid liquidated damages), then the Borrower shall deliver a Borrower Prepayment Notice pursuant to which it shall pay a Borrower Prepayment Price equal to no less than 50% of the Purchase Price.

12.                                 Certain Adjustments.  The Conversion Price is subject to adjustment from time to time as set forth in this Section 12.

(a)                                  Stock Dividends and Splits.  If the Borrower, at any time while this Debenture is outstanding: (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)                                 Fundamental Transactions.  Subject to the provisions of this paragraph, if, at any time while this Debenture is outstanding, (i) the Borrower effects any merger or consolidation of the Borrower with or into another Person, (ii) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Borrower or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which all of the Common Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Common Stock covered by Section 12(a) above) (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of this Debenture, the Holder shall have the right to receive, for each Underlying Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Debenture following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Borrower or surviving entity in such Fundamental Transaction (or, if different, the ultimate parent of such successor or entity or the entity issuing the Alternate Consideration) shall issue to the Holder a new debenture consistent with the foregoing provisions and evidencing the Holder’s right to convert such debenture into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that this Debenture (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(c)                                  Subsequent Equity Sales.

(i)              If the Borrower or any subsidiary thereof, as applicable, at any time while this Debenture is outstanding, shall issue shares of Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at a price per share (the “Effective Price”) less than the Conversion Price (if the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price), then, at the option of the Holder for such conversions as it shall indicate, the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  The Borrower shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.  No further adjustments shall be made to the Conversion Price upon the actual issuance of Common Stock upon conversion or exercise of the applicable Common Stock Equivalent.

(ii)           If, at any time while this Debenture is outstanding, the Borrower or any Subsidiary issues Common Stock Equivalents with an Effective Price or a number of underlying shares that floats or resets or otherwise varies or is subject to adjustment based (directly or indirectly) on market prices of the Common Stock (a “Floating Price Security”), then for purposes of applying the preceding paragraph in connection with any subsequent conversion, the Effective Price will be determined separately on each Conversion Date and will be deemed to equal the lowest Effective Price at which any holder of such Floating Price Security is entitled to acquire Common Stock, whether prior, on or after such Conversion Date (regardless of whether any such holder actually acquires any shares on such date).

(iii)             Notwithstanding the foregoing, no adjustment will be made under this paragraph (d) in respect of: (A) the issuance of securities upon the exercise or conversion of any Common Stock Equivalents issued by the Borrower prior to the date of this Agreement (but will apply to any amendments, modifications and reissuances thereof), (B) the grant of options or warrants, or the issuance of additional securities, under any duly authorized Borrower stock option, restricted stock plan or stock purchase plan, including any amendments or other modifications thereto, (C) the issuance of Common Stock in connection with a restructuring of the Borrower’s lease for its principal business office in Mountain View, CA,  (D) the issuance of Common Stock or Common Stock Equivalents pursuant to a Strategic Transaction, or (E) the issuance of any Common Stock or Common Stock Equivalents in the Additional Closing or any other such issuance to Holder or Holder’s Affiliates.

(d)                                 Reclassifications; Share Exchanges.  In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control transactions), the Holders of the Debentures then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Borrower into which such shares of Debentures could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

(e)                                  Calculations.   All calculations under this Section 12 shall be made to the nearest cent or the nearest share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Borrower, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

(f)                                    Notice of Adjustments.   Upon the occurrence of each adjustment pursuant to this Section 12, the Borrower at its expense will promptly compute such adjustment in accordance with the terms hereof and prepare a certificate describing in reasonable detail such adjustment and the transactions giving rise thereto, including all facts upon which such adjustment is based. Upon written request, the Borrower will promptly deliver a copy of each such certificate to the Holder.

(g)                                 Notice of Corporate Events.  If the Borrower (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Borrower or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Borrower, then the Borrower shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 20 calendar days for transactions described in subsections (i) and (iii) above, and at least 10 calendar days for transactions described in subsection (ii) above, prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Borrower will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Debenture prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

13.                                 Fractional Shares.  The Borrower shall not be required to issue or cause to be issued fractional Underlying Shares on conversion of this Debenture. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon conversion of this Debenture, the number of Underlying Shares to be issued will be rounded to the nearest whole share.

14.                                 Notices.  Any and all notices or other communications or deliveries hereunder (including without limitation any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Borrower, to 2071 Stierlin Court, Mountain View, CA 94043, facsimile: (650) 864-7433, attention Chief Financial Officer, or (ii) if to the Holder, to the address or facsimile number appearing on the Borrower’s stockholder records or such other address or facsimile number as the Holder may provide to the Borrower in accordance with this Section.

15.                                 Miscellaneous.

(a)                                  This Debenture shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns. This Debenture may be amended only in writing signed by the Borrower and the Holder and their successors and assigns.

(b)                                 Subject to Section 15(a), above, nothing in this Debenture shall be construed to give to any person or corporation other than the Borrower and the Holder any legal or equitable right, remedy or cause under this Debenture. This Debenture shall inure to the sole and exclusive benefit of the Borrower and the Holder.

(c)                                  All questions concerning the construction, validity, enforcement and interpretation of this Debenture shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all proceedings shall be commenced exclusively in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for any proceeding, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court or that a New York Court is an inconvenient forum for such proceeding.  Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Debenture and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding.  The prevailing party in a proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such proceeding.

(d)                                 The headings herein are for convenience only, do not constitute a part of this Debenture and shall not be deemed to limit or affect any of the provisions hereof.

(e)                                  In case any one or more of the provisions of this Debenture shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Debenture shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Debenture.

(f)                                    No provision of this Debenture may be waived or amended except in a written instrument signed, in the case of an amendment, by the Borrower and the Holder or, or, in the case of a waiver, by the Holder. No waiver of any default with respect to any provision, condition or requirement of this Debenture shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

(g)                                 Notwithstanding any provision to the contrary contained in the Debentures, it is expressly agreed and provided that the total liability of the Borrower under the Debentures for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Borrower may be obligated to pay under the Debentures exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Debentures is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate of interest applicable to the Debentures from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Borrower to any Holder with respect to indebtedness evidenced by the Debentures, such excess shall be applied by such Holder to the unpaid principal balance of any such indebtedness or be refunded to the Borrower, the manner of handling such excess to be at such Holder’s election.

(h)                                 Except pursuant to Sections 7 and 11 hereunder, the outstanding principal amount and interest under this Debenture may not be prepaid by the Borrower without the prior written consent of the Holder.

(i)                                     The obligations under this Debenture are secured pursuant to the Security Agreements.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

AEROGEN, INC.

By:	/s/ Jane E. Shaw
Jane E. Shaw, PhD.
Chief Executive Officer

EXHIBIT A

CONVERSION NOTICE

(To be Executed by the Registered Holder
in order to convert Debentures)

The undersigned hereby elects to convert the principal amount of Debenture indicated below, into shares of Common Stock of Aerogen, Inc., as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Borrower in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:
Date to Effect Conversion

Principal amount of Debenture owned prior to conversion

Principal amount of Debenture to be Converted (including of interest added)

Principal amount of Debenture remaining after Conversion

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Name of Holder

By:
Name:
Title:

☐ By the delivery of this Conversion Notice the Holder represents and warrants to the Borrower that its ownership of the Common Stock does not exceed the restrictions set forth in Section 5(b)(i) of the Debenture.

Schedule 1

CONVERSION SCHEDULE

This Conversion Schedule reflects conversions made under the above referenced Debentures.

Dated:

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price